Exhibit 99.1

PRESS RELEASE

MAA Announces Management Changes

Germantown, Tenn., October 19, 2022. MAA (NYSE: MAA) announced today the planned retirement of Thomas L. Grimes, Jr., Executive Vice President and Chief Operating Officer. Mr. Grimes will retire effective December 31, 2022. Mr. Grimes initially joined MAA as part of the company’s manager trainee program and subsequently served in a number of leadership roles, including serving as a member of the executive leadership team for the past 11 years.

In addition to Mr. Grimes’ retirement, the company announced that Amber Fairbanks has been promoted to a new leadership role as Executive Vice President of Property Management. In her new role, Ms. Fairbanks will report to Eric Bolton, Chairman and CEO of MAA. Ms. Fairbanks, previously Senior Vice President, East Division, has served in a variety of roles with the Property Management group at MAA over the past 20 years, including her roles with Colonial Properties Trust, which was acquired by MAA in 2013. Ms. Fairbanks earned a BS in Business Management and Marketing from Coastal Carolina University and earned an MBA in Business Administration from The Citadel. She previously sat on the Board of Directors for the Charleston, SC Apartment Association.

Tim Argo, Executive Vice President & Chief Strategy and Analysis Officer will assume responsibility for MAA’s Asset Management operations. Mr. Argo has served with MAA in a variety of roles over the past 20 years and will continue to report to Mr. Bolton. Mr. Argo graduated from the University of Memphis with a BBA in Accounting and earned an MBA with a concentration in accounting, also from the University of Memphis. Mr. Argo is a licensed Certified Public Accountant in the State of Tennessee.

Commenting on the changes, Eric Bolton, Chairman and CEO said, “We would like to thank Tom for his years of service to MAA. Tom has been a meaningful contributor to the success and growth that MAA has achieved since our IPO in 1994 and we wish him well in his future endeavors.

We are excited for the new responsibilities being assumed by Amber and Tim. We congratulate them on their promotions, which reflect the strength of our leadership bench. Our senior leadership team has extensive industry experience, expertise, and a long tenure with our company, averaging 15 years at MAA. I believe the outlook for MAA is strong. Our portfolio of quality properties, uniquely diversified across the growing Sunbelt markets, supported by a cycle-tested leadership team and sophisticated operating platform, with a strong balance sheet poised to support continued new growth, is well-positioned to drive higher value for the constituents that we serve.”

About MAA

MAA, an S&P 500 company, is a self-administered real estate investment trust (REIT) focused on delivering strong, full-cycle investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of apartment communities primarily in the Southeast, Southwest and Mid-Atlantic regions of the United States. For further details, please refer to www.maac.com or contact Investor Relations at investor.relations@maac.com.